CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Berwyn Funds and to the use of our reports dated February 26, 2014 on the financial statements and financial highlights of the Berwyn Fund, Berwyn Income Fund, and Berwyn Cornerstone Fund, each a series of shares of beneficial interest in The Berwyn Funds.  Such financial statements and financial highlights appear in the December 31, 2013 Annual Report to Shareholders, which are incorporated by reference into the Statement of Additional Information.

BBD, LLP
Philadelphia, Pennsylvania
April 30, 2014